Exhibit 5.1

919 THIRD AVENUE NEW YORK NEW YORK 10022-3908

April 2, 2013

US Foods, Inc.

E&H Distributing, LLC

Trans-Porte Inc.

Great North Imports, LLC

US Foods Culinary Equipment & Supplies, LLC

9399 W. Higgins Road, Suite 600

Rosemont, IL 60018

Ladies and Gentlemen:

We have acted as counsel to US Foods, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed above (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $375,000,000 aggregate principal amount of its 8.5% Senior Notes due 2019 (the “Exchange Notes”), and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and related Guarantees will be issued under the third supplemental indenture, dated as of January 16, 2013, to an indenture dated as of May 11, 2011 (as amended, modified or supplemented from time to time, the “Indenture”), between Company, the Subsidiary Guarantors, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee. The Company will offer the Exchange Notes in exchange for any and all of its outstanding 8.5% Senior Notes due 2019 issued on January 16, 2013 (the “Outstanding Notes”).

We have examined the Registration Statement and the Indenture (including the form of Exchange Note included within the Indenture), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Subsidiary Guarantors.

In rendering the opinion that follows, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals

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of such latter documents; and (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Subsidiary Guarantors. We have also assumed that (A) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (C) the Indenture is valid, binding and enforceable with respect to the Trustee, and (D) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (1) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes, the Exchange Notes will constitute binding obligations of the Company in accordance with their terms; and (2) when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Outstanding Notes, the Guarantees will constitute binding obligations of the Subsidiary Guarantors in accordance with their terms.

Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (2) general equitable principles (whether considered in a proceeding in equity or at law).

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act, the law of the State of New York, and Title 7, Chapter 86 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP

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